Exhibit (99.20)

ISSN 1718-8369

V o l u m e 5, n u m b e r 1 0	A p r i l 15, 2 0 1 1
AS AT JANUARY 31, 2011

Highlights for January 2011

❑            Budgetary revenue in January amounts to $5.8 billion, up $592 million compared to last year. Own-source revenue amounts to $4.5 billion while federal transfers stand at $1.3 billion.

❑            Program spending amounts to $4.9 billion, up $159 million compared to last year.

❑            Debt service amounts to $581 million, up $75 million compared to January 2010.

❑            A surplus of $292 million was posted in January 2011.

❑            Taking the $87 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $205 million.

On the basis of the cumulative results as at January 31, 2011, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $2.8 billion. As forecast in the 2011-2012 Budget of last March 17, the 2010-2011 budget deficit within the meaning of the Balanced Budget Act should amount to $4.2 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

							Budget
	January			April to January			2011-2012
									Forecast
									Growth
	2010	[1]	2011	2009-2010	[1]	2010-2011	2010-2011	[2]	%
BUDGETARY REVENUE
Own-source revenue	3 910		4 461	39 526		41 433	51 124		6.5
Federal transfers	1 276		1 317	12 644		12 813	15 451		1.9
Total	5 186		5 778	52 170		54 246	66 575		5.4
BUDGETARY EXPENDITURE
Program spending including FINESSS[3]	- 4 740		- 4 899	- 50 086		- 51 541	- 63 499		3.1
Debt service	- 506		- 581	- 5 047		- 5 701	- 6 934		13.4
Total	- 5 246		- 5 480	- 55 133		- 57 242	- 70 433		4.0
NET RESULTS OF CONSOLIDATED ENTITIES[4]	71		- 6	308		745	690		—
Contingency reserve							- 300		—
SURPLUS (DEFICIT)	11		292	- 2 655		- 2 251	- 3 468		—
BALANCED BUDGET ACT
Generations Fund[5]	- 90		- 87	- 567		- 561	- 732		—
Stabilization reserve[6]	—		—	433		—	—		—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 79		205	- 2 789		- 2 812	- 4 200		—

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly expenditure allocation rates used by the Ministère de l’Éducation, du Loisir et du Sport for its networks.

2

For comparison purposes, budgetary revenue and expenditure are shown according to the structure of the 2010-2011 Budget. See 2011-2012 Budget Plan on page A.18 for program spending and on pages C.11 and C.69 for own-source revenue.

3	Including expenditures of the Fund to Finance Health and Social Services Institutions. The forecast for the year amounts to $180 million.
4	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
5	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.
6	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at January 31, 2011

Budgetary balance

❑            For the period from April 2010 to January 2011, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $2.8 billion, $23 million more than last year.

Budgetary revenue

❑            As at January 31, 2011, budgetary revenue amounts to $54.2 billion, $2.1 billion more than as at January 31, 2010.

—           Own-source revenue stands at $41.4 billion, $1.9 billion more than last year.

—           Federal transfers amount to $12.8 billion, up $169 million compared to January 31, 2010.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $57.2 billion, an increase of $2.1 billion, or 3.8%, compared to last year.

—           For the first ten months of the year, program spending rose by $1.5 billion, i.e. 2.9%, to $51.5 billion. The forecast increase for 2010-2011 in the budget of last March 17 is 3.1% on a comparable basis.1

–                 The most significant changes are in the Health and Social Services ($607 million), Education and Culture ($421 million) and Administration and Justice ($191 million) missions.

—           Debt service amounts to $5.7 billion, up $654 million or 13.0% compared to last year.

Consolidated entities

❑            As at January 31, 2011, the net results of consolidated entities show a surplus of $745 million.

—           Revenue dedicated to the Generations Fund amounts to $561 million.

Net financial requirements

❑            As at January 31, 2011, consolidated net financial requirements stand at $6.6 billion, a decrease of $1.6 billion compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

1 See 2011-2012 Budget Plan on page A.18.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	January				April to January
	2010	[1]	2011	Change	2009-2010	[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	3 910		4 461	551	39 526		41 433	1 907
Federal transfers	1 276		1 317	41	12 644		12 813	169
Total	5 186		5 778	592	52 170		54 246	2 076
BUDGETARY EXPENDITURE
Program spending including FINESSS	- 4 740		- 4 899	- 159	- 50 086		- 51 541	- 1 455
Debt service	- 506		- 581	- 75	- 5 047		- 5 701	- 654
Total	- 5 246		- 5 480	- 234	- 55 133		- 57 242	- 2 109
NET RESULTS OF CONSOLIDATED ENTITIES	71		- 6	- 77	308		745	437
SURPLUS (DEFICIT)	11		292	281	- 2 655		- 2 251	404
Consolidated non-budgetary surplus (requirements)	797		1 155	358	- 5 539		- 4 380	1 159
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	808		1 447	639	- 8 194		- 6 631	1 563

1     For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	January			April to January
			Change			Change
Revenue by source	2010	2011	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 375	1 512	10.0	14 759	15 612	5.8
Contributions to Health Services Fund	598	592	- 1.0	4 747	4 883	2.9
Corporate taxes	233	170	- 27.0	2 650	2 547	- 3.9
Consumption taxes	934	1 165	24.7	11 623	12 553	8.0
Other sources	186	262	40.9	2 063	2 264	9.7
Total own-source revenue excluding government enterprises	3 326	3 701	11.3	35 842	37 859	5.6
Revenue from government enterprises	584	760	30.1	3 684	3 574	- 3.0
Total own-source revenue	3 910	4 461	14.1	39 526	41 433	4.8
Federal transfers
Equalization	696	713	2.4	6 962	7 127	2.4
Health transfers	348	363	4.3	3 465	3 583	3.4
Transfers for post-secondary education and other social programs	120	123	2.5	1 193	1 207	1.2
Other programs	112	118	5.4	1 024	896	- 12.5
Total federal transfers	1 276	1 317	3.2	12 644	12 813	1.3
BUDGETARY REVENUE	5 186	5 778	11.4	52 170	54 246	4.0

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	January				April to January
				Change				Change
Expenditures by mission	2010	[1]	2011	%	2009-2010	[1]	2010-2011%
Program spending including FINESSS
Health and Social Services	2 069		2 180	5.4	22 625		23 232	2.7
Education and Culture	1 321		1 368	3.6	12 641		13 062	3.3
Economy and Environment	469		464	- 1.1	6 084		6 214	2.1
Support for Individuals and Families	473		468	- 1.1	4 719		4 825	2.2
Administration and Justice	408		419	2.7	4 017		4 208	4.8
Total program spending	4 740		4 899	3.4	50 086		51 541	2.9
Debt service	506		581	14.8	5 047		5 701	13.0
BUDGETARY EXPENDITURE	5 246		5 480	4.5	55 133		57 242	3.8

1     For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.